EXHIBIT 99.1

NEWS RELEASE

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

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                                              For Release:       Immediately
                                              Date:              March 31, 2008
                                              Contact:           Clemente Teng
                                                                 (818) 244-8080

              PUBLIC STORAGE COMPLETES TRANSFER OF 51% INTEREST IN EUROPEAN OPERATIONS TO THE NEW YORK COMMON RETIREMENT FUND

GLENDALE, California--Public Storage (NYSE: PSA) announced the acquisition by the New York Common Retirement Fund (NYCRF) of a 51% interest in Public Storage's Shurgard Europe operations for approximately (euro)383.2 million ($606 million), plus an adjustment for operating results of Shurgard Europe from December 31, 2007 through March 31, 2008.

Public Storage will own the remaining 49% interest and be the managing member of the newly formed joint venture that will own Shurgard Europe's operations. The existing Shurgard Europe management team will continue operations in Brussels, Belgium. The new joint venture includes Shurgard's 20% equity interest in two existing ventures which are the subject of previously disclosed arbitration. If the remaining interests in those ventures can be acquired, they may be incorporated into the newly-formed entity.

In connection with the transaction, the intercompany debt owed by Shurgard Europe to Public Storage was modified to (i) fix the interest rate at 7.5% per year, (ii) adjust the outstanding balance from approximately (euro)381 million at December 31, 2007 to (euro)391 million ($620 million) as of March 31, 2008, and (iii) modify the term of the loans to one year with an additional one year extension. In addition, Public Storage is committed to provide additional loans to Shurgard Europe, under these terms, up to (euro)305 million to fund Shurgard Europe's obligations to repay existing third-party indebtedness owed by the two previously mentioned ventures (a total of (euro)256 million at December 31, 2007) and the possible acquisition of the remaining interest in those two ventures. Shurgard Europe intends to repay all of its intercompany debt to Public Storage through the issuance of third-party debt as soon as market conditions permit, but no later than March 31, 2010.

Shurgard Europe also entered into a licensing agreement with Public Storage effective January 1, 2008, under which it will pay Public Storage a fee equal to 1.0% of its pro rata share of revenues in exchange for the rights to use the "Shurgard Europe" trade name.

Public Storage expects to record a gain from the sale; however, the timing and amount have not yet been determined. In addition, any increase or decrease in the U.S. dollar versus the Euro is expected to be recorded as a currency gain or loss on the loan to Shurgard Europe.

Shurgard Europe's operating results for the year ended December 31, 2007 included approximately $194.3 million and $92.2 million, respectively, of revenues and cost of operations related to the self-storage facilities; and $17.6 million and $5.2 million, respectively, of ancillary revenues and cost of operations. Included in these amounts are approximately $57.0 million and $37.3 million, respectively, of self-storage revenues and cost of operations, and $6.1 million and $1.8 million, respectively, in ancillary revenues and cost of operations, relating to self-storage facilities owned by the JVs in which Shurgard Europe has a 20% interest. These amounts were based upon the weighted average exchange rate of the dollar relative to the Euro of approximately 1.3698 to 1.000.

"Public Storage is very pleased to be teaming up once again with the New York Common Retirement Fund, a premier institutional investor, who shares the same goals and objectives with respect to our investments in Shurgard Europe. In 1998, we teamed up with NYCRF to successfully expand and take our affiliate, PS Business Parks, Inc., public. We believe the European market presents excellent growth opportunities and look forward to partnering with NYCRF to accelerate Shurgard Europe's development program and grow the European business," said Ronald L. Havner, Jr., President and Chief Executive Officer of Public Storage.

Steven De Tollenaere, President and Chief Executive Officer of Shurgard Europe, commented, "We are perfectly positioned with great shareholders and strong funding to accelerate our development program and undertake acquisitions, increasing product and brand awareness in Europe."


ABOUT PUBLIC STORAGE AND SHURGARD EUROPE
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Public  Storage,  a member of the S&P 500 and the Forbes Global 2000, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. Public
Storage's  headquarters  are  located  in  Glendale,  California.   Self-storage
facilities for both companies are located in 38 states and seven Western European nations. At December 31, 2007, Public Storage had interests in 2,012 self-storage facilities with approximately 126 million net rentable square feet in the United States and Shurgard Europe had 174 storage facilities with approximately nine million net rentable square feet in Europe.

Additional  information about Public Storage and Shurgard Europe is available on
the  Internet.   The   respective  web  sites  are   www.publicstorage.com   and
www.shurgard.eu.

FORWARD-LOOKING STATEMENTS
--------------------------

This press release contains  "forward-looking  statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Public Storage's control, which could cause actual results to differ materially from those set forth in, or implied by, such forward-looking statements. All statements other than statements of historical fact included in this press release are forward-looking statements and speak only as of the date of this press release. Public Storage undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Risks and uncertainties that could impact these forward looking statements include risks related to international businesses and the risks the parties will be unable for any reason to achieve the anticipated benefits of the transaction. Additional information about risks and uncertainties that could adversely affect Public Storage's forward-looking statements are described in reports filed by Public Storage with the Securities and Exchange Commission, including its 2007 Annual Report on Form 10-K and subsequent reports on Form 10-Q and Form 8-K.

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